Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL ENTERS INTO A $20 MILLION COMMON STOCK

PURCHASE AGREEMENT WITH ASPIRE CAPITAL FUND, LLC

Proceeds to advance SEAMLESS, the ongoing Phase 3 trial of sapacitabine in elderly patients with newly diagnosed AML

Berkeley Heights, NJ, December 17, 2012 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC) (NASDAQ: CYCCP) (Cyclacel or the Company), a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders, today announced that it has entered into a common stock purchase agreement (the Purchase Agreement) with Aspire Capital Fund, LLC (Aspire). Aspire has committed to purchase up to $20 million of Cyclacel’s common stock from time to time as directed by Cyclacel over the next two years at prices based on the market price at the time of each sale.  Upon execution of the Purchase Agreement, Aspire invested $1 million in Cyclacel common stock at a per share price equal to the closing price of $6.29 on December 13, 2012 the date upon which the business terms were agreed to between Cyclacel and Aspire Capital.

“We are pleased to have entered into this agreement with Aspire who enjoys an excellent reputation as an investor,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “As we advance SEAMLESS, our Phase 3, registration-directed study, along with other clinical trials for sapacitabine, we plan to use the Aspire agreement to provide us access to funding as needed. If it reaches the market, sapacitabine could represent an attractive therapeutic alternative for underserved patients.”

“After following Cyclacel for some years and more recently visiting Cyclacel’s headquarters and evaluating the publicly-available data on sapacitabine during our due diligence process, it became clear to us that Cyclacel is an impressive company,” commented Steven G. Martin, Managing Member of Aspire and Christos Komissopoulos, Principal of Aspire. “Cyclacel has been thoughtful and conservative in their development plan for sapacitabine.  In addition, sapacitabine is a highly differentiated drug from competing molecules in terms of its novel mechanism of action, oral administration, partnering prospects, and promising survival data supporting the ongoing pivotal Phase 3 trial in AML.  Cyclacel also has an experienced management team with a strong track record and deep knowledge of clinical and strategy issues in the oncology marketplace.  We are very excited about this investment opportunity and have decided to support Cyclacel’s development plan for sapacitabine and the rest of the Company’s pipeline.”

Key aspects of the Purchase Agreement include:

•                  Cyclacel will control the timing and amount of any sales of common stock to Aspire and will know the sales price before directing Aspire to purchase shares;

•                  Aspire has no right to require any sales by the Company, but is obligated to make purchases as the Company directs, in accordance with the terms of the Purchase Agreement;

•                  There are no limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement;

•                  The Purchase Agreement may be terminated by Cyclacel at any time, at its discretion, without any additional cost or penalty; and

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www.cyclacel.com — info@cyclacel.com

•                  Cyclacel has issued to Aspire Capital 74,548 common shares as consideration for entering into the purchase agreement.

Cyclacel will use the net proceeds from the sales of common stock to advance development of the Company’s pipeline, including SEAMLESS, the ongoing Phase 3 trial evaluating sapacitabine as a potential treatment for elderly patients with newly diagnosed acute myeloid leukemia (AML), and also Phase 2 trials in patients with myelodysplastic syndromes (MDS) and solid tumors. Cyclacel recently reported encouraging survival data from the pilot/lead-in stage of SEAMLESS and a Phase 2 trial of sapacitabine in patients with MDS failing front-line therapy.

A more complete and detailed description of the transaction is set forth in the Company’s Current Report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. The Company’s most advanced oral product candidate, sapacitabine, is the subject of SEAMLESS, a Phase 3 trial being conducted under an SPA with the FDA as front-line treatment of acute myeloid leukemia (AML) in the elderly and Phase 2 studies for AML, myelodysplastic syndromes (MDS), chronic lymphocytic leukemia (CLL) and solid tumors including breast, lung, ovarian and pancreatic cancer.  Cyclacel’s pipeline includes seliciclib, a CDK inhibitor, in Phase 2 for lung and nasopharyngeal cancer and in Phase 1 in combination with sapacitabine; and CYC065, a second generation CDK inhibitor, in IND-directed development. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

About Sapacitabine

Sapacitabine (CYC682), an orally-available nucleoside analogue, is currently being studied in SEAMLESS, an ongoing, Phase 3, registration-directed trial in elderly patients aged 70 years or older with newly diagnosed AML who are not candidates for or have refused induction chemotherapy.  Sapacitabine is also the subject of Phase 2 trials in patients with hematological malignancies, including AML, myelodysplastic syndromes (MDS), cutaneous T-cell lymphoma (CTCL), chronic lymphocytic leukemia and small lymphocytic lymphoma, and non-small cell lung cancer (NSCLC), and a Phase 1 trial in combination with seliciclib in patients with advanced solid tumors.  Sapacitabine acts through a novel DNA single-strand breaking mechanism, leading to production of DNA double strand breaks (DSBs) and/or checkpoint activation. Unrepaired DSBs cause cell death. Repair of sapacitabine-induced DSBs is dependent on the homologous recombination DNA repair (HRR) pathway. Both sapacitabine and CNDAC, its major metabolite, have demonstrated potent anti-tumor activity in preclinical studies.

Over 500 patients have received sapacitabine in Phase 2 studies in AML, MDS, CTCL and NSCLC and Phase 1 studies in hematological malignancies and solid tumors.  Results from a randomized Phase 2, single-agent study of sapacitabine, including promising 1-year survival in elderly patients with AML aged 70 years or older, were published in The Lancet Oncology in November 2012.  At the 2012 ASH Annual Meeting, Cyclacel reported data from the pilot/lead-in stage of SEAMLESS including promising overall survival, 1 year survival, response rate, and low 4-week and 8-week mortality in elderly patients with AML aged 70 years or older receiving sapacitabine alternating with decitabine. The FDA and the European Medicines Agency have designated sapacitabine as an orphan drug for the treatment of both AML and MDS.  Sapacitabine is part of Cyclacel’s pipeline of small molecule drugs designed to target and stop uncontrolled cell division.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov.  Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact for Cyclacel Pharmaceuticals, Inc.

Investors/Media: Corey Sohmer, (908) 517-7330, csohmer@cyclacel.com

© Copyright 2012 Cyclacel Pharmaceuticals, Inc.  All Rights Reserved.  The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.